Exhibit 8.1

DLA Piper LLP (US) 203 North LaSalle Street, Suite 1900 Chicago, Illinois 60601-1293 T 312.368.4000 F 312.236.7516 W www.dlapiper.com

March 7, 2013

Board of Trustees

Equity Residential

Two North Riverside Plaza, Suite 400

Chicago, Illinois 60606

Re:	Tax Opinion - REIT Status

Ladies and Gentlemen:

We are acting as special tax counsel to Equity Residential, a Maryland real estate investment trust (“EQR”), in connection with EQR’s registration statement on Form S-3 (“Registration Statement”), under the Securities Act of 1933, as amended (“Securities Act”), relating to the registration of 34,468,085 common shares of beneficial interest, $0.01 par value per share (“Shares”) which may be offered and sold from time to time by that certain selling shareholder of the Company listed in the Registration Statement, as filed with the Securities and Exchange Commission on March 7, 2013. This opinion letter is furnished to you at your request to enable EQR to fulfill the requirements of Item 601(b)(8) of Regulation S-K, 17 C.F.R. § 229.601(b)(8), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents (the “Reviewed Documents”): (i) an executed copy of the Registration Statement; (ii) the Articles of Restatement of Declaration of Trust of EQR, dated December 9, 2004 (“Declaration of Trust”), as certified by an officer of the Company on the date hereof as then being complete, accurate, and in effect; (iii) the Seventh Amended and Restated Bylaws of EQR (“Bylaws”); (iv) the Sixth Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the “ERP LP Agreement”), as certified by an officer of the Company on the date hereof as then being complete, accurate, and in effect; (v) resolutions of the Board of Trustees of EQR or a duly authorized committee thereof that authorizes and otherwise relates to the issuance of the Shares (“Resolutions”); (vi) an executed copy of the Asset Purchase Agreement, effective as of November 26, 2012, by and among ERP Operating Limited Partnership, Equity Residential, AvalonBay Communities, Inc., Lehman Brothers Holdings Inc., and Archstone Enterprise LP (which changed its name to Jupiter Enterprise LP on March 5, 2013), as certified by an officer of the Company on the date hereof as then being complete, accurate, and in effect, and (vii) such other materials and matters as we have deemed necessary for the issuance of this opinion.

In addition, we have relied upon the factual representations and covenants of EQR and, to the extent set forth in the Officer’s Certificate (as hereinafter defined), of Multifamily Portfolio Partners, Inc., a Delaware corporation, EQR-District Holding, LLC, a Delaware limited liability company, and BEL Residential Properties Trust, a Maryland real estate investment trust (each such entity, along with BEL Multifamily Property Trust, a Maryland real estate investment trust, BEL Communities Property Trust, a Maryland real estate investment trust, and BEL Apartment Properties Trust, a Maryland real estate investment trust, hereinafter referred to as a “Subsidiary REIT”), contained in EQR’s certificate to us, dated as of the date hereof (the “Officer’s Certificate”), executed by a duly appointed officer of EQR setting forth certain representations and covenants relating to the organization and operation of EQR, the Operating Partnership, the Subsidiary REITs and their respective subsidiaries.

Although we have made such inquiries and performed such investigations as we have deemed necessary for purposes of our opinion, we have not independently verified all of the facts, statements, representations and covenants set forth in the Officer’s Certificate or in any other document we reviewed. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion. We are not aware of any facts that are inconsistent with any of the representations made to us in the Officer’s Certificate. Any representation or statement in any document upon which we rely that is made “to the best knowledge of or otherwise similarly qualified is assumed to be true, correct and complete as if made without such qualification as to knowledge or belief. Any alteration or inaccuracy of such facts, statements, representations or covenants may adversely affect our opinions.

For purposes of our opinion, we have assumed that all of the representations and statements of a factual nature set forth in the documents we reviewed are true, correct and complete, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. We have also assumed the legal capacity of all natural persons, the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder by the United States Department of the Treasury (the “Regulations”) (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service (“IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof.

In rendering these opinions, we have assumed that the transactions contemplated by the Reviewed Documents will be consummated in accordance with the terms and provisions of such documents, and that such documents accurately reflect the material facts of such transactions. In addition, the opinions set forth herein are based on the correctness of the following specific assumptions:

(i)	EQR, the Operating Partnership, the Subsidiary REITs and their respective subsidiaries will each be operated in the manner described in the Declaration of Trust, the ERP LP Agreement, and the other organizational documents of each such entity, as the case may be, and all terms and provisions of such agreements and documents will be complied with by all parties thereto;

(ii)	EQR is a duly formed real estate investment trust under the laws of the State of Maryland;

(iii)	The Operating Partnership is a duly organized and validly existing limited partnership under the laws of the State of Illinois; and

(iv)	There will be no change in the applicable laws of the State of Maryland, the State of Illinois, or in the Code, the Regulations, and the interpretations of the Code and such Regulations by the courts and the IRS, after the date of this letter.

With respect to the last assumption, it should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions. Furthermore, if the facts vary from those relied upon (including if any representations, warranties, covenants or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable.

The qualification and taxation of EQR as a real estate investment trust (“REIT”) under the Code will depend upon (i) EQR’s meeting, in its actual operations, the applicable asset composition, source of income, shareholder diversification, distribution and other requirements of the Code and Regulations necessary for an entity to qualify as a REIT and (ii) the satisfaction by each of the Subsidiary REITs of the requirements for qualification and taxation as a REIT. We will not review the operations of EQR or any of the Subsidiary REITs, and no assurance can be given that the actual operations of EQR or any Subsidiary REIT will meet these requirements or the representations made to us with respect thereto.

Based upon and subject to the foregoing, it is our opinion that:

(i)

EQR was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of its taxable years ended December 31, 1992 through December 31, 2012, and EQR’s current organization and proposed method of operation will enable it to continue to satisfy the requirements for qualification and taxation as a REIT under the Code for its taxable years ending after the date of this opinion.

(ii)	The discussion in EQR’s Annual Report on Form 10-K for the year ending December 31, 2012, under the heading “Federal Income Tax Considerations,” which is incorporated by reference into the Registration Statement to the extent that it constitutes matters of federal income tax law or legal conclusions relating thereto, is accurate in all material respects.

The foregoing opinion is limited to the matters specifically discussed herein, which are the only matters to which you have requested our opinion. Other than as expressly stated above, we express no opinion on any issue relating to EQR or any investment therein, the Operating Partnership, any Subsidiary REIT, or under any other law.

For a discussion relating the law to the facts and the legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussion of federal income tax issues, which we assisted in preparing, in the section of EQR’s Annual Report on Form 10-K for the year ended December 31, 2012, under the heading “Federal Income Tax Considerations.” We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter, and we are not undertaking to update the opinion letter from time to time. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or that a court considering the issues would not hold otherwise.

This opinion is rendered only to you and may not be quoted in whole or in part or otherwise referred to, nor be filed with, or furnished to, any other person or entity in connection with the Registration Statements. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement under the Securities Act of 1933, as amended, pursuant to Item 601(b)(8) of Regulation S-K, 17 C.F.R § 229.601(b)(8), and the reference to DLA Piper LLP (US) contained under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ DLA PIPER LLP (US)

DLA PIPER LLP (US)

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